Exhibit 10.5

REPAIR SERVICES AGREEMENT

between

JABIL GLOBAL SERVICES, INC

and

Quantum Corporation

Table of Contents
			Page
1	Definitions		1
2	List of Schedules		4
3	Services		4
	3.1	Testing	5
	3.2	Packaging and Shipping	5
	3.3	Items to be Supplied by Quantum	5
	3.4	Items to be Supplied by Jabil	5
	3.5	Materials Procurement	5
4	Warranty		5
	4.1	Jabil Warranty	5
	4.2	Breach of Warranty	6
	4.3	Limitation of Warranty	6
5	Limitation of Damages		7
6	Delivery, Risk of Loss and Payment Terms		8
	6.1	Payment	8
	6.2	Taxes	8
7	Import and Export		8
8	Change Orders, Rescheduling and Cancellation		9
9	Service Increases		9
10	Treatment of Excess, Surplus and Obsolete Inventory		9
11	Termination Charges		9
12	Duty to Mitigate Costs		10
13	Term		10
14	Termination		1
	14.1	Termination for Cause	10
	14.2	Termination for Bankruptcy/Insolvency	11
	14.3	Termination Consequences	11
	14.4	Physical Inventory	11
	14.5	Loaned Equipment	11
	14.6	Legal Proceedings	11
15	Confidentiality		12
	15.1	Confidentiality Obligations	12
	15.2	Term and Enforcement	12
	15.3	Return of Proprietary Information and Technology	12
16	Intellectual Property Rights; Assignment		12
	16.1	Jabil Existing Technology	12
	16.2	Jabil Created Technology	12
17	Indemnification		13
18	Relationship of Parties		14
19	Insurance		14
20	Force Majeure		14
21	Miscellaneous		15
	21.1	Notices	15
	21.2	Attorneys' Fees and Costs	16
	21.3	Amendment	16
	21.4	Partial Invalidity	16
	21.5	Monies	16
	21.6	Entire Agreement	16
	21.7	Binding Effect	17
	21.8	Waiver	17
	21.9	Captions	17
	21.1	Construction	17
	21.11	Section References	17
	21.12	Business Day	17
	21.13	Governing Law and Dispute Resolution	17
	21.14	Other Documents	18
	21.15	Counterparts	18

REPAIR SERVICES AGREEMENT

        This Repair Services Agreement (this “Agreement”) is entered into by and between Jabil Global Services Inc. (“Jabil”), a Florida corporation, with an address at 4601 Cromwell Avenue, Memphis, TN 38118 and its wholly owned subsidiaries and Affiliates, and Quantum Corporation, a Delaware corporation (“Quantum”), having its principal place of business at 501 Sycamore Street, Milpitas, California 95035 and its wholly owned subsidiaries and Affiliates.  Jabil and Quantum are referred to in this Agreement as “Party” or “Parties”.

RECITALS

        A.   Jabil is in the business of providing repair, testing, refurbishment, packaging, shipping  and RMA fulfillment services for circuit boards, electronic assemblies, subassemblies, systems and subsystems.

        B.   Quantum is in the business of designing, developing, distributing, marketing and selling products containing circuit boards, electronic assemblies, subassemblies, systems and subsystems.

        C.    Whereas, the Parties desire that Jabil repair, test, refurbish, package and ship the circuit boards, electronic assemblies, subassemblies, systems and subsystems as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1.       Definitions.  In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

          1.1   "Affiliate" means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person, including without limitation the parent or parents of the specified Person.  For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).\

          1.2   "Approved Vendor List" means the written list of third party suppliers or contractors of materials, parts and components utilized by Jabil in the manufacture and assembly of the Products hereunder, which have been supplied or approved by Quantum.

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1.

          1.3   "Components Supplied by Quantum" means those components or materials that Quantum provides, directly or indirectly, to Jabil to be incorporated into the Product.

          1.4   "Electronic Exchange"  shall mean the exchange of information using, electronic data interchange, internet or web based applications, or any other emerging business to business applications.

          1.5   “End of Life Buys”  shall mean a purchase by Jabil, as required by Quantum, of materials, components or other items due to the phase out of manufacture of such items.

          1.6   "Effective Date" shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the  ______  day of December, 2002.

          1.7    "Improvements and Modifications" shall mean and include any and all updates, changes, engineering changes, adaptations, enhancements and/or modifications supplied or approved by Quantum that:  (i) correct any errors or defects in any of the Products; (ii) improve or enhance the existing functions of any of the Products; (iii) change any of the functions or add new features or functions to any of the Products; or (iv) reduce the cost of manufacturing and assembling any of the Products.

          1.8   “in writing” shall mean written documents, Electronic Exchange (SEE ABOVE)with phone confirmation, verified faxes and successfully transmitted e-mails.

          1.9   “Inventory”  shall mean the repair parts, component, consumables, packaging and other inventory held by Jabil.

          1.10    "Jabil’s Created Technology" shall mean and include any and all discoveries, inventions, know-how, technical information, procedures, manufacturing and other processes, software, firmware and technology created, developed, obtained or reduced to practice by or for Jabil which are:  (i) incorporated or embodied in any of the Products, including any Improvements or Modifications thereof; or (ii) used by Jabil in the manufacture or assembly of any of the Products, or otherwise used in Jabil’s performance of its obligations under this Agreement.

          1.11    "Jabil's Existing Technology" shall mean and include any and all discoveries, inventions, know-how, technical information, procedures, manufacturing and other processes, software, firmware and technology owned by, or licensed to, Jabil, or otherwise known to the Jabil, as of the Effective Date of this Agreement that are used by Jabil at any time during the Term in the manufacture and assembly of the Products under this Agreement.

"Loaned Equipment" means capital equipment (including tools) which is loaned to Jabil by or on behalf of Quantum to be used by Jabil to perform the Services and includes all equipment, tools and fixtures purchased specifically for Quantum, by Jabil, to perform the Services and that are paid for in full by Quantum.  The loaned Equipment furnished by Quantum to Jabil as of the Effective Date is set forth on Schedule 3 to this Agreement.

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2.

          1.13   "Packaging and Shipping Specifications" shall mean packaging and shipping Specifications supplied by Quantum to Jabil or otherwise supplied and/or approved by Quantum.

          1.14   "Person" means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

          1.15   "Product(s)" means the Quantum product(s) for  which Jabil provides Services under this Agreement as identified in Schedule 1 to this Agreement (or any subsequent Schedule 1 to this Agreement as amended and agreed to by the parties in writing) including any updates, renewals, modifications or amendments thereto.

          1.16    “Product Specifications”  means the Product Specifications supplied by Quantum to Jabil or otherwise supplied and/or approved by Quantum.

          1.17   "Proprietary Information and Technology" means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. All of the foregoing information shall be either (a) in written, recorded or other tangible form and labeled at the time of initial disclosure, as “Proprietary”, “Confidential” or other similar legend; or (b) oral form and identified as “proprietary” or “confidential” in writing within thirty (30) days of its disclosure.  The failure to label any of the foregoing as “confidential” or “proprietary” as set forth above shall mean that it shall not be treated as Proprietary Information and Technology.

          1.18    “Quantum IT Software and Infrastructure” means the software and operational IT infrastructure currently used by Quantum in repair the Products.

          1.19    “Quantum Process IP”  means any Quantum intellectual property that pertains to the process for repair of the Products.

          1.20   "Services" means the services performed by Jabil under this Agreement which shall include but not be limited to repair, testing, refurbishment, shipping and packaging services as more specifically set forth in the Schedules that are attached to this Agreement or will be attached to this Agreement from time to time by mutual written agreement between the Parties.

          1.21   "Service Forecast" means the monthly forecast provided to Jabil by Quantum, in writing, of future Service requirements for a nine (9) month rolling period.

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3.

          1.22   "Service Location(s)" means the location(s) at which Jabil will provide the Services as agreed from time to time in writing between the Parties.  The initial Service Location shall be the facility located at Plot 55, Bayan Lepas Industrial Zone, 11900 Penang, Malaysia.

          1.23   "Service Specifications" means the Service Specifications supplied by Quantum to Jabil or otherwise supplied and/or approved by Quantum.  Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.

          1.24   "SOW" shall mean the statement of work for each of the Services set forth in any Schedule 2 to this Agreement, as amended in writing from time to time upon mutual agreement of the Parties.

          1.25   “Specifications" shall mean Quantum's specification for repair services, as supplied or approved by Quantum and delivered to Jabil in writing as of the Effective Date and/or from time to time during the term of this Agreement, including but not limited to written waivers to previously agreed specifications that are issued by Quantum, at its sole discretion during the term of this Agreement.

          1.26   “Subsidiary(ies)”  means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers,  partners, trustees or similar parties.

          1.27   "Test Procedures" shall mean testing Specifications, standards, procedures and parameters supplied by Quantum to Jabil or as otherwise supplied and/or approved by Quantum.

          1.28   "Unique Components" means those non-standard components or materials procured exclusively for incorporation into the Product.

          1.29   “Workmanship" shall mean that standard of care used by Jabil to repair the Products in accordance with the Specifications.

2.        List of Schedules.    This Agreement includes the following Schedules describing the Services to be provided under this Agreement, which are hereby incorporated in this Agreement and made a part of this Agreement:

                    Schedule 1 – Products & Pricing

                    Schedule 2 – Scope of Work

                    Schedule 3 – Loaned Equipment

                    Schedule 4 – Shipping Terms

3.        Services    Quantum hereby authorizes Jabil to perform the Services (directly or, if agreed by the parties, through an Affiliate) as set forth in this Agreement. Jabil agrees to use commercially reasonable efforts to perform the Services under this Agreement. Jabil shall provide the Services described in this Agreement at the Service Location(s) unless specifically agreed to by Quantum.

*****Confidential treatment has been requested for omitted portions.

4.

          3.1   Testing.  Jabil will test the Product in accordance with the Test Procedures.  Quantum shall be solely responsible for the sufficiency and adequacy of the Test Procedures and shall hold Jabil harmless for any claim arising therefrom.

          3.2   Packaging and Shipping.  Jabil will package and ship the Product in accordance with Packaging and Shipping Specifications.  Quantum shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and shall hold Jabil harmless for any claim arising therefrom.

          3.3   Items to be Supplied by Quantum.  Unless otherwise agreed in the SOW, Quantum shall supply to Jabil, according to the terms and conditions specified herein, Quantum Proprietary Information and Technology and, if applicable, the Loaned Equipment, Components Supplied by Quantum and Unique Components necessary for Jabil to perform the Services. Quantum will also provide to Jabil all Service Specifications, Test Procedures, Packaging and Shipping Specifications, Product Specifications, approved vendor listings, material component descriptions (including approved substitutions), service requirements, and any other specifications necessary for Jabil to perform the Services.  Quantum shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Loaned Equipment, Components Supplied by Quantum and Unique Components and shall hold Jabil harmless for any claim arising therefrom.  Jabil hereby acknowledges and agrees that, as of the Effective Date of this Agreement, there are no Components Supplied by Quantum or Unique Components that are required for Jabil to perform the Services under this Agreement.

          3.4   Items to be Supplied by Jabil.  Jabil will provide required technology, capacity, labor, transportation logistics, component parts, systems and facilities necessary for Jabil to perform the Services.

          3.5   Materials Procurement.  Jabil shall procure all materials, parts and components required for the performance of the Services under this Agreement from suppliers on Quantum's Approved Vendor List, as furnished to Jabil by Quantum, in accordance with the Service Forecast furnished by Quantum to Jabil under this Agreement.  Quantum shall use commercially reasonable efforts to make Jabil the beneficiary of any and all existing Quantum supplier contracts for the procurement and supply of all such materials, parts and components.  Jabil will establish minimum and maximum Inventory levels and location based upon the Service Forecast.

4.        Warranty.

          4.1   Jabil Warranty.  Jabil warrants that all of the Services performed by Jabil under this Agreement shall conform to all applicable Specifications and shall be free from defects in Workmanship for a period of ninety (90) days (unless otherwise specified in the SOW) from the date any repaired Product is initially delivered to Quantum or to Quantum's designated carrier ("Warranty Period").  In addition, Jabil shall use commercially reasonable efforts to assure that vendor warranties with respect to all materials, parts and components used in any of the repair Products extend for the benefit of Quantum regardless of any such warranty.

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5.

          4.2   Breach of Warranty.  In the event of any breach by Jabil of the warranty set forth in Section 4.1 above, the parties' respective rights and obligations, and the remedies available to Quantum, shall be in accordance with Jabil’s standard return material authorization process and procedure ("RMA"), Jabil shall either repair or replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in Section 4.1 above provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period (“RMA Product”).  If Quantum desires to return a Product based on a claim of breach of the warranty set forth in Section 4.1 above, Quantum shall request an RMA number from Jabil.  Upon issuance by Jabil of an RMA number, Quantum shall send the alleged defective Product DDP (INCOTERMS 2000) to Jabil’s designated repair facility, and specify the Jabil assigned RMA number.  Quantum shall pay all shipping, transportation, insurance and freight forwarding costs incurred in connection with the shipment of all such defective Products to Jabil’s repair facility.  Jabil shall analyze any such RMA Product and:

(a) in the event a breach of warranty is found (“Defect”), then Jabil shall:
(i) repair or replace the RMA Product within twenty (20) business days of receipt by Jabil of the RMA Product and all required associated documentation;
(ii) reimburse Quantum for the reasonable cost of transporting the RMA Product to the designated repair facility;
(iii) deliver the repaired RMA Product or its replacement, DDP (INCOTERMS 2000) to Quantum’s designated destination or as otherwise set forth in the SOW; and

(iv)  bear all shipping, transportation, insurance and freight forwarding costs incurred in connection with the shipment of all repaired RMA Products, or their replacements, to Quantum’s designated destination.

(b) if no such Defect is found, then Quantum shall:
(i) reimburse Jabil for all fees, costs and expenses incurred to attempt a repair or replacement of the non-Defective RMA Product; and
(ii) bear responsibility for all transportation costs to and from Jabil’s designated repair facility.

*****Confidential treatment has been requested for omitted portions.

6.

          4.3   Limitation of Warranty.  THE REMEDY SET FORTH IN SECTION 4.2 ABOVE SHALL BE QUANTUM'S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF JABIL'S WARRANTY, AS SET FORTH IN SECTION 4.1 ABOVE.  THE WARRANTY SET FORTH IN SECTION 4.1 ABOVE IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND QUANTUM EXPRESSLY WAIVES, ALL OTHER WARRANTIES WITH RESPECT TO ANY AND ALL REPAIRED PRODUCTS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE, OTHERWISE OR PURSUANT TO ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR MISAPPROPRIATION OR INFRINGEMENT OF ANY RIGHT, TITLE OR INTEREST OF QUANTUM OR ANY THIRD PARTY (INCLUDING WITHOUT LIMITATION ANY INTELLECTUAL PROPERTY INTEREST), PROVIDED THAT THIS WARRANTY DISCLAIMER SHALL NOT BE INTERPRETED TO LIMIT OR EXPAND THE SCOPE OF JABIL'S INDEMNIFICATION AS SET FORTH IN SECTION 17 BELOW.  QUANTUM UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT DESIGN LIABILITY, AND DAMAGE TO PERSON OR PROPERTY OWING TO IMPROPER DESIGN OF ANY OF THE PRODUCTS.  NO ORAL OR WRITTEN STATEMENT BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY UNDER THIS AGREEMENT, UNLESS OTHERWISE SPECIFICALLY AGREED IN WRITING BY JABIL.

          JABIL'S WARRANTY SHALL NOT APPLY TO ANY PART OF THE PRODUCT UPON WHICH JABIL DID NOT PROVIDE SERVICES UNDER THIS AGREEMENT OR ANY PRODUCT JABIL DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION, BY ANY PARTY, THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES.  THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR CONTROLLED BY QUANTUM.

5.        Limitation of Damages

          EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.  THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

*****Confidential treatment has been requested for omitted portions.

7.

6.        Delivery, Risk of Loss and Payment Terms.  All repaired Products shall be delivered in accordance with, and the parties shall allocate responsibility for shipping, transportation, risk of loss, insurance and freight forwarding charges applicable to the shipment of all such repaired Products in accordance with the applicable INCOTERMS set forth on Schedule 4 to this Agreement, which shall also define which party shall act as the importer and exporter of record of those repaired Products.  The parties may agree in writing on other shipping terms, provided that such agreement is approved in writing by an officer of each of the parties.  Jabil’s liability to Quantum for any insurable loss of or any damage to any Products of Quantum while on Jabil’s premises shall be the net book value of such product (for non-defective product - determined by book value provided to Jabil by Quantum and for defective product - determined by book value provided to Jabil by Quantum less a mutually agreed deduction for the defect).  Net book value shall in no event exceed $500 per unit

          6.1   Payment.  Jabil shall invoice Quantum for all Services performed under this Agreement in accordance with prices set forth on Schedule 1 to this Agreement (a) monthly, (b) in accordance with the SOW, or (c) as otherwise agreed by the parties in writing.  Payment of all invoices shall be net ***** days from date of invoice.  Payment to Jabil shall be in U.S. dollars and in immediately available funds. Jabil shall apply a 1% charge for undisputed payables outstanding after ***** days.  In the event of any good faith dispute between the parties related to charges on Jabil’s invoices, Quantum shall pay all undisputed amounts, and the parties shall use their best efforts to resolve such dispute as expeditiously as possible but in no event more that ***** days from the applicable invoice due date.  The time for payment of such disputed portion of an invoice shall be extended, and no service charge under this section shall accrue during such ***** day period with respect to the amount in dispute.  In the event that the parties cannot resolve the dispute within such ***** day period, the parties shall comply with the dispute resolution procedure set forth in Section 21.13 below.

          6.2   Taxes.  Quantum shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.

7.        Import and Export.  Except as otherwise provided in the SOW, each party shall comply with all import and export laws and regulations applicable to it as the exporter of record and/or importer of record of any of the repaired Products in accordance with the INCOTERM applicable to the supply and delivery of that Product.  Also without limiting the generality of this Section 7, Quantum shall be responsible for obtaining any required import or U.S. export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under U.S. or foreign law.  Neither party shall export, re-export, resell or transfer, or otherwise ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees.  Quantum shall provide Jabil with all licenses, certifications, approvals and authorizations for which Quantum is responsible under Section 6 above or this Section 7 in order to permit Jabil to comply with all import and export laws and regulations for the shipment and delivery of the Product.  Each party shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination for which that party is the importer of record as provided in the SOW, and for payment of any duties thereon.

*****Confidential treatment has been requested for omitted portions.

8.

8.        Change Orders, Rescheduling and Cancellation.  Quantum may, in writing, request a change in  components, Services, or the SOW at any time.  Jabil will analyze the requested change and provide Quantum with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation.  Quantum will be responsible for all costs associated with any accepted changes.  Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

9.        Service Increases.  Subject to the provisions of Schedule 2 to this Agreement, Quantum may, in writing, request increases in the volume of Services for an outstanding Service Forecast in writing at any time.  Jabil will analyze the request and determine if it can meet the requested increase.  If Jabil can satisfy the requested increase it will provide Quantum with a schedule setting forth the expected completion date of the changed services.  If Jabil is unable to satisfy or comply with Quantum's requested increase, Jabil will provide the reasons preventing Jabil from satisfying the requested increase.   Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules.

10.        Treatment of Excess, Surplus and Obsolete Inventory.  In the event that Jabil determines that it is holding Inventory in excess of 90 days usage, or if Jabil determines that it is holding Inventory that is obsolete, either of which is due in part to Quantum or the suppliers' decisions or actions, including but not limited to: change in support strategy, termination of contract, reduction of services, forecasting errors, or End of Life Buys then Jabil shall have the right, in its sole discretion, to either (a) exhaust existing Inventory or (b) require that Quantum or the suppliers purchase the Inventory at Jabil’s cost plus the margin as agreed to in the SOW or as otherwise agreed to by the parties in writing.  The Parties agree to review and reconcile the status of  the Inventory on a quarterly basis.

11.        Termination Charges.  Upon termination, expiration or cancellation of this Agreement for any reason other than by Quantum for Cause in accordance with Section 14.1 below, Jabil shall submit to Quantum Jabil's written claim for termination/cancellation charges within 60 days from the effective date of such termination or cancellation for materials, components, equipment or any other costs incurred by Jabil on Quantum’s behalf.  Jabil's claim shall be based upon costs incurred by Jabil up to and including the date of termination, expiration or cancellation (“Termination Effective Date”).  Jabil will provide to Quantum all information necessary to confirm the costs and expenses sustained by Jabil due to termination, expiration or cancellation.  To the extent that Jabil cannot mitigate its costs as specified below, upon cancellation, expiration or termination for any reason, Quantum's obligation shall be to pay the charges claimed by Jabil as follows.

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9.

            11.1    The applicable price as provided on Schedule 1 to this Agreement for the Services which Jabil has completed prior to the Termination Effective Date for which payment has not been made.

            11.2    Reimbursements for material acquisition costs, for all Inventory at the time of Termination Effective Date which were purchased pursuant to Service Forecasts at Jabil’s cost.

            11.3    Jabil's reasonable cancellation costs incurred for any materials, components, equipment subcontracted items or any other items that Jabil had on order on behalf of Quantum on the Termination Effective Date pursuant Service Forecasts.

            11.4    Except in the event of termination due to Jabil’s default under this Agreement, depreciation on equipment idle up to six months after the Termination Effective Date.

            11.5    An amount equal to Jabil's net book value, as of the Termination Effective Date, of equipment or tooling purchased by Jabil specifically for the repair, test, design, or packaging of Product and any other Services rendered or costs incurred by Jabil under this Agreement.  All goods for which Quantum shall have paid the amount specified in this Section 11.5 shall be held by Jabil for Quantum’s account and Quantum may arrange for its acquisition of them on AS-IS, WHERE-IS basis.

12.        Duty to Mitigate Costs.  Both Parties shall, in good faith, undertake reasonable measures to mitigate the costs of termination, expiration or cancellation.  Jabil shall make reasonable efforts to cancel all applicable component and material purchase orders and reduce the Inventory through return for credit programs or allocate such components and materials for alternate Quantum programs if applicable, or other customer orders provided the same can be used within thirty (30) days of the termination date. Quantum shall assist Jabil with the cancellation of component and material orders and to reduce the Inventory through return for credit programs or through allocating such components and materials for alternate Quantum programs if applicable.

13.        Term. This Agreement has a term of one (1) year from the Effective Date and until terminated by either Party in a manner set forth in Section 14 below.  Notwithstanding the foregoing, Sections 4.1, 4.2, 4.3, 5, 6, 7, 10, 11 above, this Section 13, and Sections 14, 15, 17, and 21 below shall survive the expiration or termination of this Agreement.

14        Termination. This Agreement may be terminated as follows:

           14.1   Termination for Cause.  Either party may terminate this Agreement based on the material breach by the other party  of the terms of this Agreement, provided that such party  provides  written notice setting forth the nature of the breach at least thirty (30) days (10 days for any failure to pay any amount when due) prior to the intended termination date. During such time the defaulting party may cure the alleged breach and if such breach is cured within such thirty (30) day (or 10 day) period, no termination will occur and this Agreement will continue in accordance with its terms.  If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

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10.

           14.2   Termination for Bankruptcy/Insolvency. Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately:

                    14.2.1    The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party's assets, and such attachment, execution or seizure is not discharged within thirty (30) days.

                    14.2.2    A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of the date of filing.

                    14.2.3    The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.

           14.3   Termination Consequences.  If this Agreement is terminated for any reason, except due to a material breach by Jabil, Quantum shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil under this Agreement including fees, costs and expenses incurred by Jabil up to and including the Termination Effective Date.

           14.4   Physical Inventory.  Unless otherwise agreed by the Parties in writing, a complete physical inventory will be conducted by Jabil or a party designated by Jabil.  In the event that Jabil terminates this Agreement for cause Quantum shall pay the cost of the complete physical inventory.

           14.5   Loaned Equipment. Upon the termination, cancellation or expiration of this Agreement, all Loaned Equipment shall be returned by Jabil to Quantum, in accordance with Quantum's written instructions.

           14.6   Legal Proceedings.   Notwithstanding anything to the contrary contained in this Agreement, except for any material breach by either party of Article 15, each party agrees that, unless otherwise required in order to comply with deadlines under Applicable Laws, it will not terminate this Agreement, file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement until:  (a) the other party has failed to provide a prompt and effective remedy within the cure period set forth in Article 14.1; (b) it has given a senior executive of the other party written notice of its grievance; and (c) it has requested that senior executives for both parties to meet and discuss the matter in order to consider informal and amicable means of resolution; and (d) either such meeting failed to occur within five (5) days after such request or the meeting did not produce a mutually satisfactory resolution of the matter.

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15.        Confidentiality.

            15.1   Confidentiality Obligations.  In order to protect both Parties’ Proprietary Information and Technology the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any use of Proprietary Information and Technology other than for the purposes of this Agreement.  This Section 15 imposes no obligation upon a Party with respect to Proprietary Information and Technology which (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval.  If a Party is required by a government body or court of law to disclose Proprietary Information and Technology, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.

            15.2   Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of five (5) years following the date of disclosure of the information. Each Party acknowledges that a breach of any of the terms of this Section 15 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions.

            15.3   Return of Proprietary Information and Technology.  Upon the termination, cancellation or expiration of this Agreement all Proprietary Information and Technology shall, upon written request, be returned to the respective Party, or at the respective Party’s discretion, destroyed by the receiving Party.

16.        Intellectual Property Rights; Assignment.

            16.1   Jabil Existing Technology.  Jabil shall retain all right, title and ownership to any Jabil Existing Technology that is used during performance of the Services or as part of any other work provided pursuant to this Agreement or any other related agreement executed by the Parties.

            16.2   Jabil Created Technology.

                      a.   Jabil shall assign, transfer and convey to Quantum all rights, title and interests in and to that portion of the Jabil Created Technology that relates directly to the Products.  Quantum hereby grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free right and license in and to Jabil's Created Technology relating directly to the Products.

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                      b.   Jabil shall grant to Quantum a limited, non-exclusive, transferable, perpetual, worldwide, royalty-free license to use that portion of Jabil's Created Technology that relates to the processes and procedures used by Jabil in the performance of the Services under this Agreement, including, but not limited to, the repair and testing of the Products.  Quantum shall have the right to use, and to authorize one or more other Persons to use the Jabil Created Technology licensed to Quantum under this Section 16.2(b) in the manufacture, assembly and/or repair of the Products.

                      c.   Quantum hereby grants to Jabil a worldwide, non-exclusive, non-transferable (except for the transfer to a Jabil affiliate or its embodiment in any manufactured products), fully paid-up, royalty-free right and license to utilize the Quantum Process IP and Quantum IT Software and Infrastructure in connection with the repair of products for Quantum and any other persons, firms, corporations and other entities.

17.        Indemnification.

            17.1   *****.

            17.2    Jabil may employ counsel, at its own expense to assist Jabil with respect to any such claims, provided that if such counsel is necessary because Quantum does not assume control of the defense of a claim for which Quantum is obligated to indemnify Jabil under Section 17.1 above, Quantum shall bear such expense.  Quantum shall not enter into any settlement that impairs Jabil's rights or interests without Jabil's prior written approval, which shall not be unreasonably withheld.  Jabil will provide such assistance and cooperation as is reasonably requested by Quantum or its counsel in connection with such indemnified claims.

            17.3   *****.

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            17.4    Quantum may employ counsel, at its own expense to assist Quantum with respect to such claims, provided that if such counsel is necessary because Jabil does not assume control of the defense of a claim for which Jabil is obligated to indemnify Quantum under Section 17.3 above, Jabil shall bear such expense.  Jabil shall not enter into any settlement that impairs Quantum's rights or interests without Quantum's prior written approval, which shall not be unreasonably withheld.  Quantum will provide such assistance and cooperation as is reasonably requested by Jabil or its counsel in connection with such indemnified claims.

            17.5    *****.

18.        Relationship of Parties.  Jabil shall perform its obligations under this Agreement as an independent contractor.  Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement.  The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

19.        Insurance.   Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for force majeure events and other hazards, and insurance against liability on account of damage to Persons or property and insurance under all applicable workman’s compensation laws).  The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business.

20.        Force Majeure.  Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; tornadoes; earthquakes; epidemics; strikes; work stoppages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event.  If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 21 shall not affect Quantum’s obligation to pay Jabil, as set forth in this Agreement.

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21.        Miscellaneous.

            21.1   Notices. *****.

            All notices, demands and other communications made under this Agreement shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or Electronic Exchange (with telephone confirmation) addressed to the respective Parties at the following addresses:

             Notice to Jabil:
             Jabil Global Services, Inc.
             Penang, Malaysia
             Facsimile: *****
             Attn: *****

             with a copy to:

             Jabil Global Services, Inc.
             4601 Cromwell Avenue
             Memphis, TN  38118
             Facsimile:*****
             Attn: *****

             and

             Jabil Circuit, Inc.
             10560 9th Street North
             St. Petersburg, FL 33716
             Facsimile:*****
             Attn: *****

             Notice to Quantum:
             Quantum Corp.
             10125 Federal Drive
             Colorado Springs, CO 80908-4508
             Attn: *****

             with a copy to:

             Quantum Corp.
             10125 Federal Dive
             Colorado Springs, CO 80908-4508
             Attn: *****

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            21.2   Attorneys' Fees and Costs.  In the event that attorneys' fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys' fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.

            21.3   Amendment. No course of dealing between the Parties to this Agreement shall be effective to amend, modify, or change any provision of this Agreement.  This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced.  The Parties may, subject to the provisions of this Section 21.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule to this Agreement.  Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

            21.4   Partial Invalidity.  Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law.  If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            21.5   Monies.  All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

            21.6   Entire Agreement.  This Agreement, the Schedules and any addenda attached to this Agreement or referenced in this Agreement, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached to this Agreement or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement.  These acknowledgments and agreements are contractual and not mere recitals.  In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached to this Agreement or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

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            21.7   Binding Effect.  This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising under this Agreement (except with regard to payment of monies) without the prior written consent of the other Party; and provided further that nothing in this Section 21.7 shall be construed to restrict or impair the right of any Affiliate of Quantum to require Jabil to perform the Services specified in this Agreement directly for that Quantum Affiliate.  Any purported assignment without such consent shall be null and void.  Quantum acknowledges and agrees that Jabil may be use temporary employees or contract labor in its performance of the Services.

            21.8   Waiver.  Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

            21.9   Captions.  The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

            21.10   Construction.  Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

            21.11   Section References.  All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document.  All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

            21.12   Business Day.  If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.

            21.13   Governing Law and Dispute Resolution.  This Agreement, shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, excluding conflicts of laws principles and any application of the U.N. Convention on Contracts for the International Sale of Goods.  Subject to Section 14.6, any dispute between the parties, relating to the validity, performance, interpretation or construction of this Agreement shall be resolved in accordance with Delaware law and in the federal or state courts of Delaware.  The parties to this Agreement hereby irrevocably consent to the personal jurisdiction of the federal and state courts in Delaware for the resolution of all disputes under this Agreement.  Notwithstanding the provisions of this Section 21.13, the Parties shall have the right to seek relief, including preliminary and permanent injunctive relief, in any court of competent jurisdiction to prevent the unauthorized use, misappropriation, disclosure or infringement of any of intellectual property of the Parties or Confidential Information.

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            21.14   Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

            21.15   Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

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           IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JABIL GLOBAL SERVICES, INC. By: /s/ Chris A.Lewis Name: Chris A. Lewis, Title: Chief Financial Officer and President

QUANTUM CORPORATION By: /s/Michael J. Lambert Name: Michael J. Lambert Title: Executive Vice President and CFO.

QUANTUM PERIPHERALS (Europe) S.A. By: /s/ Franco Mazzullo Name:Franco Mazzullo, Title: Vice President

[SIGNATURE PAGE TO THE REPAIR SERVICES AGREEMENT]

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SCHEDULE 1*****.

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SCHEDULE 2*****.

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SCHEDULE 3*****.

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SCHEDULE 4*****.

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23.